EXHIBIT 21.1
Subsidiaries of Atlassian Corporation Plc

Atlassian Corporation is a holding company and we conduct substantially all of our business through certain of our subsidiaries. As of June 30, 2023, our subsidiaries, all of which are wholly-owned, are as follows:

Name	Country of Incorporation
AgileCraft LLC	United States of America
Atlassian Holdings, Inc.	United States of America
Atlassian Network Services, Inc.	United States of America
Atlassian US, Inc.	United States of America
Atlassian (US) LLC	United States of America
Atlassian Ventures LLC	United States of America
Buddy AI Inc.	United States of America
Dogwood Labs, Inc.	United States of America
Halp, Inc.	United States of America
iFountain, LLC	United States of America
Trello, Inc.	United States of America
OpsGenie, Inc.	United States of America
Atlassian Corporation Limited	United Kingdom
Atlassian (Australia) Limited	United Kingdom, United States of America
Atlassian (UK) Holdings Limited	United Kingdom, United States of America
Atlassian (UK) Limited	United Kingdom, United States of America
Atlassian (UK) Operations Limited	United Kingdom
Atlassian Australia 1 Pty Ltd	Australia
Atlassian Australia 2 Pty Ltd	Australia
Atlassian Capital Pty. Ltd.	Australia
Atlassian Corporation Pty. Ltd.	Australia
Atlassian Pty Ltd	Australia
Code Barrel Pty Ltd	Australia
Good Software Co. Pty Ltd	Australia
Lead Green Pty Ltd	Australia
Lead Green Trust	Australia
ThinkTilt Pty Ltd	Australia
MITT Australia Pty Ltd	Australia
MITT Trust	Australia
Atlassian B.V.	Netherlands
Atlassian Holdings B.V.	Netherlands
Atlassian Canada Inc.	Canada
Atlassian France SAS	France
Atlassian India LLP	India
Atlassian K.K.	Japan
Atlassian Germany GmbH	Germany
Atlassian New Zealand	New Zealand
Atlassian Philippines, Inc.	Philippines
Atlassian Poland sp z o.o.	Poland
Opsgenie Yazılım Anonim Şirketi	Turkey